Sino Gas International Holdings, Inc.
Reports Record Sales and Increases
Profitability for the Fiscal Year 2009

Press Release Source: Sino Gas International Holdings, Inc. On Tuesday April 6, 2010, 5:00 am

BEIJING, April 6 /PRNewswire-Asia-FirstCall/ -- Sino Gas International Holdings, Inc. (OTC Bulletin Board:SGAS.ob - News), ("Sino Gas" or the "Company"), announced 2009 Full Year Financial Results.

2009 Financial Highlights

-- 2009 Revenues Increased 28.64% to $27.59 Million vs. 2008
-- 2009 Gross Profit Increased 26.83% to $9.47 Million
-- 2009 Operating Income Increased 88.37% to $5.07 Million
-- 2009 Net Income Increased 152.90% to $4.05 Million with Diluted EPS of $0.14 from $0.05 in 2008

Full Year Ending December 31, 2009 Financial Results

Revenue and Net Income

Revenue and net income in fiscal year 2009 was $27.6 million, up $6.2 from $21.4 million in 2008. Sino Gas achieved considerable sales growth in both natural gas sales and connection fees. Net income in 2009 was $4.05 million, representing a significant improvement of 152.90% from $1.6 million in the previous year. The Company improved the bottom line through increasing sales and maintaining and controlling cost. Additionally, the Company successfully completed a convertible debt financing in 2009, which incurred a financing expense of $394K. The net income could have been $4.44 million, without the financing expense.

The revenue from gas sales was $15.7 million, up 29.13% from $12.2 million in 2008. The revenue from connection fees was $11.9 million, an increase of 28% from $9.3 million in 2008. 32,681 new households were connected in 2009, up from 26,770 new households connected in 2008.

Gross Profit and Gross Margin

Gross profit for the year ended December 31, 2009 increased 26.83% to $9.47 million from $7.47 million in 2008. Gross margin in 2009 was 34.3%, comparable to 34.8% in 2008.

Outlook

"We are delighted to announce that we have achieved great improvement in sales and net income in 2009. These are record sales in our company's history. Going forward, Sino Gas will continue to focus on the existing projects, increase the penetration rate, improve our gas distribution networks, and enhance operating efficiency and cost structure. Our company currently operates 1040 km of pipeline in 35 cities in China. We will continue to expand into small and medium size cities and increase our market share and the Company's presence in China as capital becomes available for accretive opportunities. We are optimistic about our future growth," concluded Mr. Yu- Chuan Liu, Chairman and CEO.

Sino Gas International Holdings, Inc. Consolidated Income Statements
For the year ended December 31, 2009 and 2008
(Stated in US Dollars)

	2009	2008
Sales	$27,591,501	$21,448,488
Cost of revenue	(18,117,500)	(13,978,508)
Gross Profit	9,474,001	7,469,980
Operating Expenses
Selling expenses	(1,032,629)	(1,136,867)
General and administrative expenses	(3,374,896)	(3,643,531)
Total operating expenses	(4,407,525)	(4,780,398)
Operating Income	5,066,476	2,689,582
Other Income/(Expense)
Investment income	461,014	417,264
Other income	64,774	17,179
Other expense	(36,214)	(545,612)
Interest income	75,302	113,884
Interest expense	(489,111)	(187,999)
Total other income/(expense)	75,765	(185,283)
Earnings from continued operation	5,142,241	2,504,299
Income tax	(1,094,657)	(903,806)
Net income	$4,047,584	$1,600,493
Income available to common stockholders for basic EPS	$4,047,584	$1,600,493
Interest expense for convertible bonds, net of tax	234,180	--
Income available to common stockholders for diluted EPS	$4,281,764	$1,600,493
Earnings Per Share
Basic	$0.15	$0.06
Diluted	$0.14	$0.05
Weighted Average Shares Outstanding
Basic	26,235,980	25,115,675
Diluted	30,815,819	29,944,548

About Sino Gas International Holdings, Inc.

The Company, through its indirectly wholly-owned subsidiary, Beijing Zhong Ran Wei Ye Gas Co., Ltd. ("Beijing Gas"), and the subsidiaries of Beijing Gas, is a leading developer of natural gas distribution systems in small and medium size cities in China, as well as a distributor of natural gas to residential, commercial and industrial customers in China. The company owns and operates 39 natural gas distribution systems serving approximately 145,000 residential and seven commercial and industrial customers. Facilities include approximately 1,040 kilometers of pipeline and delivery networks with a daily capacity of approximately 110,000 cubic meters of natural gas. The Company owns and operates natural gas distribution systems in Beijing, Hebei, Jilin, Jiangsu, Anhui and Yunnan Provinces. The Company's website is: http://www.sino-gas.com.

Forward-Looking Safe Harbor Statement

Statements in this news release regarding future financial and operating results, potential applications of the Company's technology, opportunities for the Company, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including: limited operating history, need for future capital and economic conditions generally. Additional information on potential factors that could affect results and other risks and uncertainties are detailed from time to time in the Company's periodic reports, including Forms 10-K, 10-Q, 8-K, and other forms filed with the Securities and Exchange Commission ("SEC"). These statements, and other forward-looking statements, are not guarantees of future performance and involve risks and uncertainties.

For more information, please contact:

Sino Gas International Holdings, Inc.
Chunying Chai, IR Officer
Tel:   +86-10-8260-0041 x883
Email: chaichunying@sino-gas.com
Web:   http://www.sino-gas.com

Investor Relations Contact:
Strategic Growth International
Richard Cooper/ Linda Ni
Tel:   +1-212-838-1444
Email: rcooper@sgi-ir.com ; lni@sgi-ir.com
Web:   http://www.sgi-ir.com